LEASE

(TRINITY INDUSTRIAL CENTER)

THIS LEASE, dated August 11, 2021 (the "Effective Date"), is made by and between Hanover Poinciana McClane, LLC, a Florida limited liability company ("Landlord"), and Humble Imports Inc., a Florida corporation (d/b/a ECD Automotive Design) (the "Tenant").

WITNESSETH:

Landlord and Tenant, in consideration of the following mutual covenants, hereby agree as follows:

1. DEMISE. Landlord does lease to Tenant, and Tenant does lease from Landlord, a portion of the real property and improvements to be located at 4930 Robert McLane Boulevard, Kissimmee, Florida 34758, known, or to be known, as Trinity Industrial Center (the "Project"), as shown on Exhibit A (the "Property"), described as a stipulated 29,710 rentable square feet ("RSF"), more or less, to be located in that certain industrial building generally described as "Building 100" (the "Building"), as shown on the attached Exhibit A-1 ("Premises"). As an appurtenance to the Premises, Landlord grants to Tenant a nonexclusive license to use, in common with others, all areas designated by Landlord from time to time as Common Facilities, subject to the terms of this Lease.

2. USE. The Premises shall be used and occupied as an auto dealership, office, warehouse, factory, and sales space and for no other uses without the prior written consent of Landlord (the "Permitted Use"). Tenant shall be solely responsible to determine if the Permitted Use complies with the certificate of occupancy for the Property, all governmental laws and regulations, and any private restrictions governing the Property. Landlord, by execution of this Lease or otherwise, makes no representation that the Permitted Use complies with the certificate of occupancy and/or any applicable governmental regulations.

3. TERM.

a. INITIAL TERM. The term of this Lease (the "Term") shall be for a period beginning on the date that is five (5) business days following the date upon which Landlord provides written notice to Tenant evidencing that (1) the Landlord Work (as defined herein) has been completed, and (2) a certificate of completion for the Premises has been issued by applicable governmental authority (as applicable, the "Commencement Date"), and shall expire at 5:59:59 P.M., Eastern Standard Time, on the date that is one hundred and twenty-five (125) months following the Commencement Date. Once the Commencement Date is identified, Landlord and Tenant covenant to jointly execute a certificate confirming the same. Landlord and Tenant agree that the Commencement Date is currently anticipated to occur on or around March 1, 2022. Notwithstanding the foregoing, if the Landlord's Work exceeds the Landlord Cost Cap and Tenant shall fail to promptly remit the funds necessary for Landlord to complete the Landlord's Work in accordance with Exhibit B, then the Commencement Date shall be deemed to occur fifteen (15) days following written notice from Landlord to Tenant advising that that the cost to complete the Landlord's Work has exceeded the Landlord Cost Cap.

Barring any force majeure event or other delay beyond the reasonable control of Landlord, if the Commencement Date has not occurred on or prior to July 1, 2022, then Tenant may elect to terminate this Lease upon written notice to Landlord at any time after July 1, 2022, but prior to the Commencement Date, whereupon the Security Deposit shall be returned to Tenant and this Lease shall be deemed terminated and of no further force or effect.

Tenant	Landlord
[initials]	[initials]

As used herein, the term "Lease Year" shall mean each twelve (12) consecutive month period throughout the Term, beginning on the Commencement Date and each anniversary thereof.

b. OPTION TO RENEW. Provided that Tenant is not in default beyond any applicable notice and cure period, Tenant shall have one (1) option to renew the Term of this Lease for one (1) renewal term of a period of five (5) years (the "Renewal Term"), subject to the following terms and conditions. The renewal option shall be exercised, if at all, by written notice of exercise given by Tenant to Landlord not less than two hundred and seventy days (270) days, and not more than three hundred sixty five (365) days, prior to the expiration of the Initial Term, if applicable. If Tenant exercises the renewal option, then the Renewal Term shall be upon the same terms and conditions as were applicable during the initial term of this Lease which term commences on the Commencement Date and expires on the Termination Date (the "Initial Term"). Notwithstanding the foregoing, if during the Initial Term, Landlord shall have furnished Tenant with any written notice of default, then Landlord may elect upon written notice to Tenant within thirty (30) days following Landlord's receipt of Tenant's renewal notice to reject Tenant's renewal notice, in which event this Lease shall expire at the expiration of the Initial Term.

c. RENEWAL TERM RENT. Base Rent for the first Lease Year of the Renewal Term, if elected by Tenant, shall be four percent (4%) greater than the Base Rent during the last Lease Year of the Initial Term, and shall escalate at a rate equal to four percent (4%) during each Lease Year of the Renewal Term.

4. LANDLORD CONTROL OF COMMON AREAS. All common areas designated by Landlord for the general use, in common, of tenants, their officers, agents, employees and customers shall at all times be subject to the exclusive control and management of Landlord and Landlord may do and perform such acts in the areas as, in its good business judgment, it deems to be advisable. Landlord shall have the right, in its discretion, to eliminate or close any common areas, including, without limitation, any Common Facilities, provided that such modification of the common areas shall not serve to reduce or diminish Tenant's outdoor storage area to be enclosed by the Exterior Fence (as described in Section 5, below). Landlord makes no representation or warranty regarding Tenant's use of any common areas, whatsoever.

5. DELIVERY OF PREMISES. Landlord shall deliver the Premises to Tenant on the Commencement Date in their "AS-IS, WHERE-IS" condition "WITH ALL FAULTS" as of the date of this Lease, subject to the completion by Landlord of the construction of the Premises, the Building, and the improvements to the Premises described on the attached Exhibit B attached hereto (the "Landlord's Work"). The Landlord's Work shall include the installation of a perimeter fence in the rear of the Premises as shown on Exhibit B-1 (the "Exterior Fence"). Tenant shall provide Landlord with reasonable access to the portion of the Property enclosed by the Exterior Fence as and when requested by Landlord, but such area shall otherwise be maintained and repaired by Tenant, and shall be kept in a neat and orderly condition at all times. Landlord shall have no liability whatsoever for any theft of or damage to any materials, inventory, or equipment stored in the area enclosed by the Exterior Fence. Tenant further acknowledges that the installation of the Exterior Fence is likely to require a separate building permit issued by Osceola County (the "Fence Permit"), which Landlord shall pursue in good faith. In the event that Landlord cannot obtain the Fence Permit with reasonable diligence, Landlord shall give written notice of such fact to Tenant, whereupon Tenant shall have twenty (20) days following its receipt of such notice to elect (i) to waive the requirement of Landlord to construct the Exterior Fence, in which case the scope of the Landlord's Work shall be deemed adjusted accordingly, or (ii) to terminate this Lease, whereupon the Security Deposit shall be promptly returned to Tenant and the parties shall be relieved of all obligations hereunder. Tenant's failure to respond to Landlord during the foregoing twenty (20) day period shall be deemed the election by Tenant under option (i), above. For the avoidance of doubt, Landlord shall have no obligation to commence

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ZH	[initials]

the construction of any portion of the Landlord's Work until Landlord has procured the Fence Permit. Subject to the foregoing, Tenant shall have the right to utilize the area enclosed by the Exterior Fence for outdoor storage during the term of this Lease for no additional consideration (beyond the timely payment of Rent). Tenant shall not otherwise perform any material or structural work or make material or structural improvements to the Premises without Landlord's written approval which shall not be unreasonably withheld or delayed, but which shall, in all instances, comply with the terms and standards set forth on the attached Exhibit C. Tenant may, however, make cosmetic changes to the interior of the Premises. Any work or improvements performed by Tenant shall comply with all governmental rules, regulations and requirements. Landlord reserves the right, but shall have no obligation whatsoever, to make repairs, alterations and additions to the Premises or Property as it reasonably believes to be necessary and proper.

6. EARLY ACCESS. Provided that Tenant delivers the entire Security Deposit to Landlord along with a certificate indicating that Tenant has procured the liability insurance required herein, Tenant may coordinate with Landlord to reasonably access the Premises on a temporary basis to install furniture, fixtures, equipment, data/telecommunications cabling and prepare it for their tenancy, from and after the date that is approximately thirty (30) days prior to the Lease Commencement Date (in Landlord's reasonable discretion) and during customary business hours. Any such early access shall be subject to all of the terms and conditions of, and Tenant shall be responsible for compliance with and performance of all covenants and obligations of Tenant under, the Lease, other than the payment of Rent. Tenant shall reasonably coordinate such early access of the space in an effort to minimize any disruption to, or interference with, the ongoing work on or about the Property or the Premises. Tenant shall not take any action in connection with Tenant's early access of the Premises that would preclude or inhibit the issuance of a certificate of occupancy for the Premises, or any other governmental or quasi-governmental approval relating to the Premises or the Property.

7. BASE RENT.

a. Beginning on the Commencement Date, Tenant shall commence paying to Landlord "Base Rent" on a monthly basis as set forth on the attached Exhibit D.

b. Base Rent, plus applicable sales and use taxes, shall be payable in consecutive monthly installments, in advance, without demand, on the first day of each and every month during the term of this Lease. Tenant shall pay the Base Rent without deduction, diminution or set-off. For the avoidance of doubt, this is a "triple net" lease, such that Tenant shall also pay, when due, all real estate taxes, utilities, and insurance attributable to the Property, all of which shall be timely paid by Tenant and deemed "Additional Rent" hereunder.

c. If the Commencement Date falls on a day other than the first day of a month, Tenant must pay a prorated amount for that month.

All sums shall be payable to Landlord in the name of the Property at the following address, unless Landlord directs otherwise in writing: **Hanover Poinciana McClane, LLC**, c/o JLL, 250 S Orange Ave, Ste 700P, Orlando, Florida 32801. Any installment of Rent not received within five (5) days of its due date shall be subject to a late charge of five percent (5%).

8. ADDITIONAL RENT. All sums payable under this Lease by Tenant, including, without limitation, the Operating Costs, shall be deemed "Additional Rent", whether or not so designated, payable when billed or otherwise required under the Lease. Base Rent and Additional Rent are hereinafter referred to collectively as "Rent".

Tenant	Landlord
ZH	JW

9. OPERATING COSTS: INSURANCE INCREASES.

a. Beginning on the Commencement Date and continuing throughout the term of this Lease, Tenant must pay Tenant's proportionate share of the operating costs ("Operating Costs") of the Property. Tenant's proportionate share shall be the ratio that the rentable area of the Premises (29,710 RSF) bears to the rentable area of the Building, as the same may be increased or diminished from time to time; provided that such diminution shall not result in Tenant paying an amount of Additional Rent over and above the amount of Additional Rent as if the Building had not been diminished. As of the Commencement Date, Tenant's proportionate share shall equal 59.68% percent (the "Tenant's Percentage"). The Operating Costs shall include, without limitation, all costs incurred operating and maintaining the Property and all costs incurred in connection with the ownership of the Property, including the following:

1. Wages and salaries of all employees engaged directly in the operation, management, and maintenance of the Property, including all related taxes, insurance, and benefits. All fees due all firms engaged in operation, management and maintenance of the Property, which amount may not exceed twenty percent (20%) of the Operating Costs in any budget year.

2. All supplies and materials used in the operation and maintenance of the Property.

3. All utilities used in the operation of the Property excluding only utilities separately billed to individual tenants.

4. All maintenance and service agreements.

5. All insurance applicable to the Property, including without limitation all risk coverage, rent insurance, workmen's compensation, etc.

6. All taxes, levies, fees, and charges imposed by any public authority upon the Property or its operation or the rent provided for in this Lease, excluding, however, any taxes on net income.

7. Cost of repairs, replacements, and enhancements to common areas and general maintenance and building services.

8. Owner's Association fees.

9. Cost of capital improvements or modifications if and only if the capital improvements reduce Operating Costs, provided further that the costs shall be amortized over the useful lives of the improvements or modifications.

b. Tenant's share of the Operating Cost shall be paid by Tenant in advance as Additional Rent in equal monthly installments, plus applicable sales and use tax, based upon Landlord's written estimate of the Operating Costs for the following calendar year. During the first calendar year of the Lease, Operating Costs are estimated to be $2.00 per square foot, and will be adjusted each year to reflect the actual costs incurred. Within one hundred fifty (150) days following the expiration of each calendar year during the term of the Lease, Landlord shall deliver to Tenant a statement showing the amount of the Operating Costs for the Property for the prior calendar year, and further showing Tenant's share thereof ("Landlord's Annual Reconciliation Statement"). If the total of the monthly payments made by Tenant for the period are less than Tenant's proportionate share for the period, then Tenant must pay any deficiency to Landlord within thirty (30) days of receipt of written notice thereof. If the total monthly payments made by Tenant for the period are more than Tenant's proportionate share for the period, then Landlord shall credit such overpayment against future monthly payments. Notwithstanding the foregoing, commencing with the calendar year beginning on January 1, 2024, increases in "Controllable Operating Costs" shall not increase by more than five (5%) percent over the Controllable Operating Costs paid by Tenant for the immediately

Tenant	Landlord
[initials]	[initials]

preceding calendar year on a non-cumulative basis. "Controllable Operating Costs" means all Operating Costs excluding Real Estate Taxes, insurance, and Common Area utilities.

c. If Landlord determines that Operating Costs have increased disproportionately as a result of improvements to the Premises in excess of standard build-out, the ratio of office to warehouse space, or the nature of Tenant's business operations, Tenant must pay the amount of the increase within thirty (30) days of written notice from Landlord. The amount of the increase paid by Tenant shall not be included in Operating Costs for the Property for the purpose of charging tenants for their proportionate shares of Operating Costs.

d. Within one hundred sixty (60) days after receiving Landlords' Annual Reconciliation Statement, and only with respect to those matters on the Annual Reconciliation Statement being audited and giving Landlord not less than fifteen (15) business days prior to written notice of the date on which Tenant desires to conduct the audit, Tenant may, at Tenant's expense, inspect or audit Landlord's records related to the Operating Costs for the prior calendar year; provided that the results of an such audit shall be kept strictly confidential by Tenant with the exception of communications with Tenant's accountants, attorneys, experts, employees, agent and representatives involved with the audit and with the exception of any legal process. Tenant's audit or inspection shall be by delivery of electronic records from Landlord. If such inspection or audit reveals an error was made in the Operating Costs for the prior calendar year as previously charged to Tenant, the Landlord shall refund to Tenant any overpayment of any such costs or apply such overpayment as a credit to the next installment of Base Rent due under the Lease.

10. <u>TENANT'S PROPERTY</u>. Tenant is responsible for payment of all taxes assessed against any leasehold interest or personal property of Tenant. Landlord shall not be responsible for any damage to personal property of Tenant or others on the Premises caused by any reason whatsoever, except in the event of Landlord's gross negligence or willful misconduct.

11. <u>TENANT RESPONSIBILITY</u>. Any alterations, decorations and improvements made by or for Tenant shall remain the property of Tenant. Upon expiration of this Lease, Tenant shall leave any attached improvements at the Premises unless otherwise expressly required Landlord in writing in connection with Landlord's approval of such alterations or improvements. On the expiration or termination of this Lease, any bolts from racking shall be cut down to floor level, and Tenant shall leave the Premises in a broom-clean condition, in a condition as least as good as that existing on the Commencement Date, ordinary wear and tear excepted.

12. <u>SECURITY DEPOSIT</u>.

a. Landlord acknowledges that it has received from Tenant the sum of $50,000.00 as security for the faithful performance of the terms of this Lease. During the term of this Lease and any extension, to the extent permitted by applicable law, Landlord may hold the deposit without interest to Tenant and may co-mingle the deposit with Landlord's other funds. If Tenant fails to perform any term of this Lease, Landlord may apply as much of the deposit as may be necessary to compensate Landlord for loss or damage sustained. If any sum payable by Tenant is overdue, Landlord may apply any portion of the deposit to payment of the overdue sum. If any portion of the deposit is applied by Landlord pursuant to this section, Tenant must, upon written demand, remit a sufficient amount in cash to restore the deposit to the original sum deposited, and Tenant's failure to do so within five (5) days after receipt of demand shall constitute a breach of this Lease. Tenant shall not assign, pledge, mortgage or otherwise hypothecate its interest in the security deposit.

Tenant	Landlord
[illegible]	[illegible]

b. If Tenant complies with all of the terms of this Lease, and promptly pays all of the sums provided for as they fall due, the deposit shall be returned to Tenant within sixty (60) days after expiration or termination of this Lease.

c. Upon any transfer of Landlord's interest in this Lease, Landlord shall deliver the amount of the deposit to its successor whereupon, to the extent permitted by applicable law, Landlord shall be discharged from any further liability with respect to the deposit.

13. UTILITIES. Tenant shall make all arrangements for, make all deposits required in connection with, and pay for all utilities and services delivered to the Premises, including electricity, trash collection, gas, heat, cooling, telephone and all other utilities and all taxes or charges on such utility services. Landlord shall not be liable for any interruption or failure in the supply of any utilities to the Premises nor shall Rent be abated during such failure or interruption, except in the event that such interruption or failure is caused by, or attributable to, the gross negligence or willful misconduct of Landlord.

14. TENANT COVENANTS.

a. Tenant shall not use or permit the Premises to be used for any illegal, impermissible or improper purposes, nor permit any disturbance, noise or annoyance detrimental to the Premises or its neighbor. Tenant shall be solely responsible with insuring compliance with all applicable laws, covenants, and restrictions affecting the Property or the Premises at all times during the Term of this Lease.

b. Landlord, its agents and employees shall have the right to enter the Premises upon reasonable advanced notice to Tenant to view the condition of the Premises, to show the Premises to prospective purchasers or tenants, and to inspect and make repairs, alterations, improvements or additions.

c. Tenant shall, at its own cost and expense, replace any plate glass which may be broken during the term of this Lease.

d. Tenant hereby pledges all personal property on the Premises owned by Tenant as collateral for all outstanding amounts due Landlord from Tenant, from time to time, and Tenant expressly grants Landlord a lien on such property. Landlord acknowledges that the foregoing lien shall be subordinate to any capital lease or similar financing arrangement utilized by Tenant to finance such equipment.

e. Tenant shall fully and completely comply with any and all rules and regulations enacted by Landlord from time to time. A copy of the current rules and regulations currently enacted by Landlord is attached as Exhibit E. Landlord reserves the right to modify the rules and regulations from time to time.

15. USE OF PREMISES; PARKING; SIGNAGE.

a. Permitted Uses. The Premises shall at all times during the Term be used and occupied by Tenant only as permitted by this Lease, applicable law and zoning ordinances. Nothing herein shall be construed as a covenant or agreement on the part of Tenant to continuously operate at the Premises; in the event Tenant ceases to operate within the Premises at any time or for any reason but otherwise continues to fulfill its obligations under the Lease, including the obligation to pay Rent, Tenant shall not be in default under this Lease.

b. Compliance with Legal Requirements. Tenant shall act in accordance with and not violate any restrictions or covenants of record affecting the Premises or the Property. Tenant shall not use or occupy the Premises in violation of law or of the certificate of use or occupancy issued for the Property of

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which the Premises are a part, and/or any and all restrictive covenants or other title exceptions governing the Premises, and shall immediately discontinue any use of the Premises which is declared by either any governmental authority or private restriction having jurisdiction or the Landlord to be a violation of any law, code, regulation or a violation of said Certificate of Use or Occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupancy thereof.

c. Hazardous Acts; Waste; Nuisance. Tenant shall not do nor permit to be done anything which will invalidate or increase the cost of any casualty and extended coverage insurance policy covering the Property and/or property located therein, and shall comply with all rules, orders, regulations and requirements of the appropriate Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Section. Tenant shall not use or allow the Premises to be used for any immoral, unlawful or objectionable purpose, nor shall Tenant maintain or permit any nuisance or commit or suffer to be committed any waste in, on or about the Premises.

d. Parking. During the Term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other occupants of the industrial complex in which the Building is a part, and their respective guests and invitees, of the non-reserved common automobile parking areas, driveways and footways, subject to the rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant and Tenant's employees hereby agree and understand that by using the parking facilities provided by Landlord that Tenant and its employees do so at their risk and Landlord shall not be liable for any damage, destruction or theft incurred by such use. At all times during the Term of this Lease, Tenant shall have access to a number of parking spaces equal to Tenant's Percentage of the total number of parking spaces appurtenant to the Building.

e. Signage. No exterior signage may be erected by Tenant without the prior written approval of Landlord, which consent may be granted or withheld in Landlord's sole discretion; provided, however, any such signage shall also be subject to compliance with all applicable governmental rules and regulations, together with any and all restrictive covenants or other title exceptions governing the Premises. Notwithstanding the foregoing, Tenant shall at its sole cost and expense, be allowed to place signage on the Building as per Landlord's signage package and in accordance with applicable governmental rules and regulations, in the locations more particularly shown on Exhibit G attached hereto and incorporated herein by reference.

f. Compliance with Restrictions, Etc. Tenant, at its expense, shall comply with all restrictive covenants or other title exceptions affecting the Premises and comply with and perform all of the obligations set forth therein to the extent that the same are applicable to the Premises or to the extent that the same, if not complied with or performed, would impair or prevent the continued use, occupancy and operation of the Premises. Notwithstanding the foregoing, Landlord shall pay all sums charged, levied or assessed under any restrictive covenants, declaration, reciprocal easement agreement or other title exceptions affecting the Premises promptly as the same become due, except for any penalty charged or assessed for the failure by Tenant to comply with the terms of any such instrument, the cost of which shall be borne by Tenant as part of the Operating Costs. Prior to the Commencement Date, Landlord shall furnish Tenant with the approval of the Permitted Use by the Trinity Industrial Park Property Owners' Association, Inc. (the "POA") pursuant to that certain Declaration of Easements, Covenants and Restrictions for Trinity Industrial Park, in which the Premises are located.

16. MAINTENANCE.

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a. Provided Tenant is not in default under the Lease and subject to conditions beyond the control of Landlord, including but not limited to "Acts of God", Landlord shall keep, maintain, and repair or replace the structural portions of the Premises, including the foundation, the exterior walls, underground utilities and the roof. Landlord shall also maintain life safety and fire protection devices that serve the Property. The cost thereof shall be included in Operating Costs.

b. Tenant shall keep, maintain, and repair or replace the interior and exterior of the Premises, including, without limitation, trash dumpster, all of the heating, ventilation and air conditioning systems, including exterior mechanical equipment, all plumbing and electrical pipes and conduits in the walls and below the floor installed by or at the request of Tenant, all lighting and all windows and storefront systems of the Premises. Upon termination or cancellation of this Lease, Tenant shall surrender the Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and tear accepted.

c. Throughout the term of this Lease, Tenant shall maintain at Tenant's sole cost an HVAC service contract providing for no fewer than quarterly inspections with a reputable contractor approved by Landlord. Tenant shall deliver a copy of such service contract to Landlord upon written demand therefore. Tenant shall additionally be responsible for all HVAC service, maintenance and repair costs during the Term of this Lease, provided that Landlord shall make available to Tenant any warranty coverage that might be useable in connection with such HVAC service, maintenance and/or repair.

17. LIABILITY FOR DAMAGES. Landlord shall not be liable for any damage done or occasioned by or from plumbing, gas, water, steam or other pipes or sewage or the bursting, leaking or running of any cistern, tank, washstand, water closet, or waste pipe above, upon, or about the Premises, nor for damages occasioned by water, coming through the roof, sunlight, trap door or otherwise, nor for any damage arising from acts or negligence of any other tenants of the Building, except to the extent caused by Landlord's gross negligence or willful misconduct.

18. INSURANCE.

a. Tenant shall obtain and keep in force comprehensive general liability insurance, including property damage, insuring Landlord, all mortgages, and Tenant against any liability arising out of ownership, use, occupancy or maintenance of the Premises and all areas appurtenant. The insurance shall be an amount not less than Two Million Dollars ($2,000,000.00) of injuries to persons in one accident and not less than One Million Dollars ($1,000,000.00) for injury to one person, and Two Million Dollars ($2,000,000.00) for damage to property. The limit of insurance shall not limit the liability of Tenant.

b. Tenant shall obtain and keep in force all employees compensation insurance required under the laws of the State of Florida and any other insurance necessary to protect Landlord against any other liability of person or property arising by operation of law, whether such law is now in force or is adopted subsequent to the execution of this Lease.

c. Tenant shall obtain and keep in force Pollution Liability Insurance, which policy shall name the Landlord as an additional insured party. The insurance shall be an amount not less than One Million Dollars ($1,000,000.00) per occurrence for any injury, or damage to the Premises or Property. The limit of insurance shall not limit the liability of Tenant.

d. All insurance policies carried by Tenant covering the Premises, shall expressly waive any right of subrogation on the part of the insurer against the other party.

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e. Tenant shall maintain insurance on its property located in and about and improvements to the Premises.

f. All policies of insurance required to be maintained by Tenant shall be with insurance companies licensed to do business in Florida, satisfactory to Landlord, and shall name Landlord, any mortgagee of the Property and Landlord's managing agent as additional parties insured. Certificates of insurance shall be delivered to Landlord at least ten (10) days prior to the Commencement Date with renewals delivered to Landlord at least ten (10) days prior to the expiration of any policy. If requested to do so, Tenant shall provide Landlord with copies of the pertinent portions of all policies and permit Landlord to examine the original policies. Each policy shall contain an agreement by the insurer that the policy shall not be canceled without thirty (30) days prior notice to Landlord by certified mail. If Tenant fails to deliver any certificate required, Landlord may, but shall have no obligation to, procure the insurance on Tenant's behalf and at Tenant's sole cost and expense. In that event, the premiums shall be shall be payable by Tenant to Landlord, as Additional Rent, with interest, immediately upon demand.

19. INDEMNITY. Tenant shall indemnify, defend, and hold Landlord harmless against all claims, actions, damages, judgments, fines, and penalties for damage or injury to person or property (a) arising from or out of any occurrences within the Premises, unless it is due or claimed to be due to any negligence or other act or failure of Landlord, its officers, agents or employees occurring prior to or following the execution of this Lease, or (b) by reason of the occupancy or use of the Premises or any part of the Property by Tenant, or (c) occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, customers, employees, servants, tenants or concessionaires. If Landlord is made a party to any litigation connected in any way with this Lease or Tenant's use or occupancy of the Premises, Tenant shall indemnify and hold Landlord harmless and shall pay all costs, expenses and reasonable attorneys' fees incurred by Landlord. Landlord shall indemnify, defend, and hold Tenant harmless against all claims, actions, damages, judgments, fines, and penalties for damage or injury to person or property (a) arising from or out of any occurrences within the Property (not including the Premises) unless it is due or claimed to be due to any negligence or other act or failure of Tenant, its officers, agents or employees occurring prior to or following the execution of this Lease, or (b) by reason of the occupancy or use of the Property other than by Tenant, or (c) occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, customers, employees, servants, tenants or concessionaires. If Tenant is made a party to any litigation connected in any way with this Lease or Landlord's use or occupancy of the Property, Landlord shall indemnify and hold Tenant harmless and shall pay all costs, expenses and reasonable attorneys' fees incurred by Tenant.

20. FIRE OR OTHER CASUALTY. If any portion the Premises is damaged by fire or other casualty to such extent so as to render a portion of the Premises unusable, the Rent payable for the period commencing on the date on which Tenant gives Landlord written notice of such damage and ending on the date on which restoration of the Premises is completed, shall be abated in the proportion which the floor space made untenantable bears to the total floor space leased to Tenant prior to the damage. If the Premises are totally destroyed or rendered wholly untenantable, Landlord shall have the right, but no obligation, to render the Premises tenantable by repairs within ninety (90) days from the date that insurance claims of Landlord and Tenant shall have been settled and Landlord shall be free of all restrictions as to proceeding with the work of repair or rebuilding. Barring any force majeure event or other delay beyond the control of Landlord, if the Premises are not rendered tenantable within said period, either party may elect to cancel this Lease, and in the event of such cancellation, Rent shall be paid only to the day of the fire or casualty. Full Rent shall resume upon the sooner of (a) 15 days after notice from Landlord to Tenant that the Premises are substantially restored or (b) date Tenant's business operations are restored to the entire Premises. Any obligation of Landlord to restore the Premises shall extend only to the condition of the Premises as of the Commencement Date, and not to any improvements or alterations undertaken by Tenant pursuant to this

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Lease, or to any personal property of Tenant. Notwithstanding the above, in the event that Landlord shall affirmatively elect not to render the Premises tenantable within ninety (90) days from any damage occurring, then either Landlord or Tenant may elect to terminate this Lease upon thirty (30) days' written notice to the other party, provided that in such event Tenant shall remain liable for all Rent payable through the date of such fire or other casualty.

21. <u>SUBORDINATION</u>. This Lease is subject and subordinate to the lien of any and all mortgages that may now or hereafter encumber or otherwise affect the Premises. Tenant shall, at Landlord's request, promptly execute a certificate or other document confirming such subordination. Tenant shall attorn to the successor to Landlord's interest herein, if requested to do so by such successor, and to recognize such successor as the Landlord under this Lease, provided that such successor Landlord shall agree not to disturb Tenant's possession of the Premises pursuant to the terms of this Lease. Tenant agrees to execute and deliver upon the request of Landlord any instrument evidencing such attornment.

22. <u>ESTOPPEL CERTIFICATES</u>. Tenant agrees, at any time, upon not less than ten (10) business days prior written notice by Landlord, to execute a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications stating such modifications), (ii) stating the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of this Lease, and if so, specifying each default of which Tenant may have knowledge, (iv) stating the address to which notices to Tenant should be sent, and (v) such other matters as Landlord, Landlord's mortgagee or an entity interested in purchasing the Property may reasonably require.

23. <u>CONDEMNATION</u>.

a. If the Property is taken by eminent domain, or so much thereof as to render the balance inadequate for the operation of Tenant's business, then either Landlord or Tenant may elect to terminate this Lease effective on the date possession is taken by the condemning authority, provided that such election shall be made within sixty (60) days of such eminent domain.

b. If a taking by eminent domain occurs which materially interferes with Tenant's access to and use of the Premises by Tenant, then the Base Rent payable by Tenant shall be abated, beginning on the date on which possession is taken by the condemning authority, in the proportion which the floor space so taken or made unusable bears to the floor space leased to Tenant prior to the taking.

c. If the taking is of land only and does not interfere substantially with the use of the Premises by Tenant, there shall be no abatement of Rent.

d. If a portion of the Premises is taking by eminent domain and Landlord does not elect to terminate the Lease, Landlord shall restore the balance of the Premises to substantially the condition that existed on the Commencement Date (to the extent practicable in light of the taking). Any obligation of Landlord to restore the Premises shall extend only to the condition of the Premises as of the Commencement Date, and not to any improvements or alterations undertaken by Tenant pursuant to this Lease, or to any personal property of Tenant.

e. All damages awarded for any taking of all or any part of the improvements owned by Landlord under the power of eminent domain shall belong to Landlord. This provision shall not prevent Tenant from claiming and recovering from the condemning authority compensation for taking of Tenant's tangible property or for Tenant's loss of business, business interruption or business removal and relocation.

Tenant	Landlord

24. COMPLIANCE WITH THE LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which may in any way conflict with any law, statute, ordinance or governmental rule, regulation or requirement, private restriction or restrictive covenant, now in force or which may hereafter be enacted or promulgated. Tenant shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant's improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party, that Tenant has violated any law, statute, ordinance or governmental rule, or requirement, shall be conclusive of that fact as between Landlord and Tenant.

25. WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Property, or which may adversely affect Landlord's interest in the Premises or the Property. If Landlord, in Landlord's sole discretion, determines that Tenant's operations are disturbing to other tenants (noise level), upon receipt of Landlord notice regarding same, Tenant shall immediately cease such operations or correct the operations so they are not disturbing to other tenants.

26. LIENS. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly cause any such lien to be removed (or bonded to the reasonable satisfaction of Landlord) within twenty (20) days following written notice from Landlord. Failure to do so shall constitute a default without notice or grace period. The interest of Landlord shall not be subject to liens for improvements made by Tenant. Tenant shall notify every contractor making improvements of this provision. At Landlord's request, Tenant shall execute and deliver without charge a Memorandum of Lease, in recordable form, containing a confirmation that the interest of the Landlord shall not be subject to liens for improvements made by Tenant to the Premises. Landlord may take such action as it deems appropriate to remove a lien, including procuring a bond for such lien on Tenant's behalf and at Tenant's expense. Tenant agrees to indemnify and hold Landlord harmless from any damage, loss cost or expense incurred by Landlord as a result of a claim of lien.

27. ASSIGNMENT AND SUBLETTING.

a. Tenant shall not assign this Lease or sublet the Premises without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in Landlord's sole and absolute discretion. For the purposes of this section, any mortgage, conveyance, transfer or encumbrance of this Lease and any transfer by operation of law, and any transfer of any right of possession or use of the Premises shall be deemed an assignment or subletting.

b. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.

c. If the Premises are occupied by anyone other than Tenant, Landlord may collect Rent from the occupant, and apply the net amount collected to the Rent reserved under this Lease. Acceptance of Rent shall not be deemed a consent to any such occupancy or any other party.

d. Any purported assignment without the consent of Landlord may, at the option of the Landlord, be treated as an offer to terminate this Lease.

Tenant	Landlord
[initials]	[initials]

e. Any consent by Landlord to any assignment of this Lease shall be conditioned upon the assignee assuming the full and faithful performance of all the terms of this Lease and upon the continued liability of Tenant. Any consent by Landlord to any subletting shall be conditioned upon the express agreement by the subtenant to be bound by the terms of this Lease applicable to Tenant.

f. Notwithstanding anything in this Lease to the contrary, Tenant shall not be released from any obligations or duties under this Lease following an assignment or sublease hereof unless expressly agreed to in writing by Landlord.

28. HOLDING OVER. Tenant shall pay Landlord the greater of 150% times the amount of the Base Rent in effect immediately prior to expiration or termination for each day Tenant retains possession of the Premises after expiration or termination. Tenant shall also pay all damages sustained by Landlord by reason of such retention and indemnify Landlord from and against claims by succeeding tenants because of the delay. However, if Landlord gives notice to Tenant of Landlord's election thereof, such holding over shall constitute renewal of this Lease from month to month. Acceptance by Landlord of Rent after termination shall not constitute a renewal. This provision shall not be deemed to waive Landlord's right of re-entry or any other right.

29. BANKRUPTCY OR INSOLVENCY. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant, (b) an assignment by Tenant for the benefit of creditors or (c) any action taken or suffered by Tenant under any insolvency, bankruptcy or reorganization act, shall be a breach of this Lease by Tenant. Upon such breach, Landlord may elect to terminate this lease effective five (5) days after written notice of such termination from Landlord to Tenant. This Lease shall not be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of a Trustee under any bankruptcy, insolvency or reorganization proceedings.

30. DEFAULT.

a. Each of the following shall be a default by Tenant and a breach of this Lease:

1. Default in the payment of Rent or any other sums due hereunder, or any part thereof, for a period of fifteen (15) days after Landlord gives Tenant written notice of such default (provided that Landlord shall not be obligated to give such notice more than once in any twelve (12) month period).

2. Default in the performance of any other non-monetary covenant or condition of this Lease or of the rules and regulations for the building in which the Premises are located for a period greater than thirty (30) days after written notice by Landlord to Tenant.

3. Tenant abandons or vacates the Premises or any substantial portion thereof, or fails to continuously operate its business in the Premises; provided however, any discontinuation of Tenant's operations in the Premises following a casualty or force majeure event shall not constitute an Event of Default provided that Tenant recommences operations within a reasonable time thereafter.

4. Intentionally Deleted.

5. Tenant's failure to comply with any of the terms and/or conditions of this Lease.

Tenant	Landlord
SJ	fro

6. If Tenant or any guarantor of this Lease shall file a voluntary petition in bankruptcy or insolvency, or commence a case under the Federal Bankruptcy Code, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), or shall make an assignment for the benefit of creditors or shall seek or consent or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any guarantor or of all or any part of Tenant's or guarantor's personal property.

7. If, within sixty (60) days after the commencement of any proceeding against Tenant or any guarantor, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver or liquidator of Tenant or any guarantor or of all or any part of Tenant's or guarantor's personal property, without the consent or acquiescence of Tenant or any guarantor, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any guarantor or any of Tenant's or guarantor's personal property pursuant to which the Premises, or any part thereof, shall be taken or occupied or attempted to be taken or occupied.

31. <u>REMEDIES ON DEFAULT</u>. In addition to the remedies provided by Chapter 83, Florida Statutes, which Tenant expressly grants to Landlord as a remedy in the event of Tenant's default, Landlord shall have the following remedies:

a. Landlord may reenter the Premises immediately and terminate the Lease. Landlord may remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant.

b. Landlord may relet the Premises or any part of the Premises for any term without terminating the Lease, at such Rent and on such terms as he may choose, for the Tenant's account. Landlord may make such alterations or repairs of the Premises as may be necessary or required. The duties and liabilities of the parties upon such reletting are as follows:

(i) In addition to Tenant's liability to Landlord for breach of the Lease, Tenant shall be liable for all expenses of the reletting, including, without limitation, broker's commissions, expenses of alterations and repairs and all other expenses of the Landlord. Tenant shall pay to Landlord such expenses on the dates the Rent are due provided herein, minus the Rent received by Landlord from reletting.

(ii) Landlord, at his option, shall have the right to apply the Rent received from reletting the Premises as follows:
First, to reduce Tenant's indebtedness to Landlord under the Lease, not including indebtedness for Rent;
Second, to recover expenses of reletting and alterations and repairs made;
Third, to recover the Rent due under the Lease; and
Fourth, to payment of future Rent under the Lease as it becomes due.

(iii) Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

Tenant	Landlord
SH	fw

c. Landlord may terminate the Lease. Upon termination of the Lease, Landlord may recover from Tenant all damages approximately resulting from the breach, including the cost of recovering the Premises, the unpaid Rent that had been earned at time of termination of Lease, and the unpaid Rent that would have been earned from date of such termination until the time this Lease would have expired but for such termination. All such amounts shall be immediately due and payable from Tenant.

d. Landlord may terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession; and (2) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises.

e. Any and all rights, remedies and options given in this Lease to Landlord shall be cumulative and in addition to and without waiver of or in derogation of any right or remedy given to it under any law now or hereafter in effect. Notwithstanding anything contained herein to the contrary, in all events, Landlord shall make reasonable efforts to mitigate its damages in the event of a Tenant default.

32. <u>TRANSFER BY LANDLORD</u>. If Landlord sells or conveys the Premises, Landlord shall be released from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant, and Tenant agrees to look solely to the successor in interest of Landlord. This Lease shall not be affected by any such sale, and Tenant agrees to attorn to the purchaser or assignee.

33. <u>RIGHT OF LANDLORD TO PERFORM</u>.

a. All agreements to be performed by Tenant under this Lease shall be performed by Tenant at its sole expense, without any abatement of Rent. If Tenant fails to pay any sum of money, other than Rent, required to be paid by it or fails to perform any other act on its part to be performed, subject to any notice and cure right to which Tenant may be entitled under this Lease. Landlord may, but shall not be obligated, make any such payment or perform any such act on Tenant's behalf. Tenant's obligations shall not be waived by Landlord's exercise of this option.

b. All sums paid by Landlord and all necessary incidental costs, plus interest thereon at the rate of one and one-half percent (1-1/2%) per month from the date of payment by Landlord, shall be payable to Landlord by Tenant on demand. Landlord shall have (in additional to any other right or remedy) the same rights and remedies for the nonpayment as in the case of default by the Tenant in the payment of the Rent.

34. <u>IMPACT FEES</u>. Landlord has paid impact fees based on the Property being used as a multi-tenant warehouse facility. Tenant shall, at its sole expenses, pay any and all additional impact fees for any improvements made by or on behalf of Tenant and for any use by Tenant of the Premises for other than a warehouse.

35. <u>RULES AND REGULATIONS</u>. Tenant shall comply with all rules and regulations Landlord may adopt from time to time for the operation of the Property, and for the protection and welfare of Property, its tenants, visitors, and occupants. The present rules and regulations, which Tenant hereby agrees to comply with, are attached hereto as <u>Exhibit D</u>. Landlord may amend the rules from time to time and any future rules and regulations shall become a part of this Lease, and Tenant shall comply with the same upon delivery of a copy thereof to Tenant, providing the same do not materially deprive Tenant of its rights under this Lease.

Tenant	Landlord

36. LEGAL EXPENSES. If it becomes necessary for Landlord to employ an attorney to collect any sums due to it under this Lease, regardless of whether suit be brought, Tenant shall pay to Landlord such fees as shall be charged by Landlord's attorney for such services. If suit is brought to enforce the provisions of this Lease, attorney's fees shall be awarded to the prevailing party.

37. SURRENDER OF PREMISES. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not effect a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

38. WAIVERS. The waiver by Landlord of any term of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other term. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term of this Lease, other than the failure of Tenant to pay the particular Rent accepted, regardless of Landlord's knowledge of the preceding breach at the time of acceptance of Rent.

39. NOTICES. All notices that may or are required to be given by either party to the other shall be in writing. All notices shall be sent by hand delivery, by commercial overnight carrier, or by United States certified or registered mail, postage prepaid, addressed as follows:

To Landlord:

Hanover Poinciana McClane, LLC
c/o JLL
Attn: J. Wilson McDowell
250 S Orange Ave, Ste 700P
Orlando, FL 32801
Wilson.mcdowell@jll.com

With a copy to:

Hanover Poinciana McClane, LLC
605 Commonwealth Avenue
Orlando, FL 32803
Attn: Matt Orosz (morosz@hcpland.com)
Andrew Orosz (aorosz@hcpland.com)

To Tenant:

Mr. Tom Humble
ECD Automotive Design
5286 Giron Circle
Kissimmee, FL 34758

With a copy to:

Shuffield Lowman & Wilson, P.A.
Attn: Julia Dennis, Esq.
1000 Legion Pl., Suite 1700
Orlando, FL 32801
jdennis@shuffieldlowman.com

Notices shall be deemed to have been served upon the party to whom addressed upon delivery, unless mailed, in which event on the third day after deposit in the U. S. Mail. Either party may change its address by giving written notice of such change to the other party.

Tenant	Landlord
[initials]	[initials]

40. COVENANT OF QUIET ENJOYMENT. Landlord agrees that if the Tenant shall perform all the covenants and conditions of this Lease, Landlord shall not disturb the peaceful and quiet enjoyment and possession of the Premises by Tenant.

41. SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

42. RADON GAS. Radon is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

43. INDEMNIFICATION FOR LEASING COMMISSIONS. Each of the parties represents and warrants that it has dealt with no broker or brokers other than Jones, Lang, LaSalle (Wilson McDowell as agent), whom shall be compensated by Landlord pursuant to a separate written agreement. Each of the parties agrees to indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage commissions or finder's fee resulting from the indemnitor's acts (including, without limitation, the cost of counsel fees in connection therewith) except for the persons or entities set forth above.

44. GOVERNING LAW. This Lease shall be governed, construed and enforced in accordance with the laws of the State of Florida. The venue for any action filed in connection herewith by either party shall be the county in which the Premises are located.

45. NO PARTNERSHIP. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venture or a member of a joint enterprise with Tenant.

46. PARTIAL INVALIDITY. In any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

47. RECORDING. Tenant shall not record this Lease or any memorandum thereof without the written consent and joinder of Landlord.

48. LIABILITY OF LANDLORD. Anything contained in this Lease, at law or in equity to the contrary notwithstanding, Tenant expressly acknowledges and agrees that there shall at no time be or be construed as being any personal liability by or on the part of Landlord under or in respect of this Lease or in any way related hereto or the Premises; it being further acknowledged and agreed that Tenant is accepting this Lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally or directly against any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord, but shall look solely to the Landlord's interest in the Property for the satisfaction of any and all claims, remedies or judgments (or other judicial process) in favor of Tenant requiring the payment of money by Landlord in the event of any breach by Landlord of any of the terms, covenants or agreements to be performed by Landlord under this Lease or otherwise, subject, however, to the prior rights of any ground or underlying lessors or the holders of the mortgages covering the Property, and no other assets of Landlord or owners of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of

Tenant	Landlord
SH	HMO

Tenant's claims; such exculpation of personal liability as herein set forth to be absolute, unconditional and without exception of any kind.

49. TIME OF THE ESSENCE. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

50. WAIVER TRIAL BY JURY. The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or any claim of injury or damage.

51. ACCEPTANCE OF FUNDS BY LANDLORD. No receipt of money by the Landlord from the Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.

52. COMPLETE AGREEMENT; AMENDMENTS. This Lease, including all Exhibits, constitutes the entire agreement between the parties; it supersedes all previous understandings and agreements between the parties, if any; and no oral or implied representation or understandings shall vary its terms, and it may not be amended except by a written instrument executed by both parties. This Lease may be executed in multiple counterparts, and all of such counterparts shall constitute one and the same

53. REPRESENTATION AND LIABILITY. The person executing this document on behalf of Tenant represents that Tenant and any entity signing on behalf of Tenant are valid and existing entities authorized to do business in the State of Florida and that the actual signatory is fully authorized to act on behalf of the entity for which the individual is purportedly signing. If any of the above representations are inaccurate or untrue and, as a result thereof, the entity entering into this Lease cannot be held liable hereunder, it is specifically understood that the individual executing this Lease shall be obligated under the Lease as if the Lease was entered into in the signatory's individual name and Landlord may thereafter take such action as is necessary and appropriate against the signatory of this document in the signatory's individual capacity.

54. TENANT ACCESS. Condemnation, Casualty, Emergency, an Act of God, or other unforeseen circumstance notwithstanding, Tenant shall have access to the Premises 24 hours a day, 365 days a year.

55. GUARANTY OF OBLIGATIONS. Each of the below signed guarantors do hereby fully and unconditionally, and jointly and severally, guaranty the performance of Tenant's obligations hereunder pursuant to the terms of the Guaranty attached hereto as **Exhibit F**. Each of the referenced guarantors have a financial interest in the terms of this Lease, and understand and agree that the Landlord would not enter into this Lease with Tenant without the guaranty of the guarantors.

56. MUTUAL WAIVER OF SUBROGATION. Landlord and Tenant and all parties claiming under them mutually release and discharge each other and any partner, member, manager, director, officer, agent or employee thereof from all claims and liabilities arising from or caused by any hazard covered by insurance, regardless of the cause of the damage or loss, to the extent of any recovery by the injured party under such insurance. Any policies of insurance to be maintained hereunder shall, unless prohibited by law, contain provisions in which the rights of subrogation against Landlord and Tenant are waived by the insurance carrier.

Tenant	Landlord

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date first set forth above.

LANDLORD:

HANOVER POINCIANA MCCLANE, LLC, a Florida limited liability company

By: Hanover Capital Partners 2, LLC, a Florida limited liability company, its Manager

By: [signature]

Print: J. Matthew Orosz

Date: 8/11/21

TENANT:

HUMBLE IMPORTS INC., a Florida limited liability company

By: [signature]

Print: EMILY JAYNE HUMBLE

Date: 8/11/2021

Tenant	Landlord
EJH	[initials]

EXHIBIT A

PROPERTY

Building 100 Robert McLane Boulevard, Kissimmee, Florida, known, or to be known, as Trinity Industrial Center.

Tenant	Landlord
SJT	[initials]

EXHIBIT A-1

PREMISES


496'-0"
40'-0"
32'-0"
50'-0"
100'-0"
25,708 S.F.
9,630 S.F.
3,210 S.F.
7,228 S.F.
GRADE LEVEL
ELECTRICAL
DUMPSTER

Tenant	Landlord
[initials]	

EXHIBIT B

LANDLORD'S WORK

The following items comprising the Landlord's Work shall be completed by Landlord prior to the Lease Commencement Date at Landlord's sole cost and expense, at an actual cost to Landlord not to exceed the cumulative sum of $1,055,000.00, inclusive of all improvements completed or installed by Landlord as of the Effective Date, which Tenant accepts in their As-Is Condition (collectively, the "Landlord Cost Cap"). In the event that the Landlord's Work exceeds the Landlord Cost Cap, Tenant shall be responsible for, and shall promptly pay to or reimburse Landlord for, any such overage. For the avoidance of doubt, (1) in no event shall Landlord's liability for the Landlord's Work exceed the amount of the Landlord Cost Cap (except to the extent caused by Landlord's fault or negligence), and (2) in the event that the Landlord's Work is completed for less than the Landlord Cost Cap, the balance of any such funds shall be retained by Landlord.

The Landlord's Work shall expressly include the following the various improvements depicted on that certain "ECD Warehouse Proposed Floor Plan by C4 Architecture dated May 27, 2021, as further defined by the Clarifications and Exclusions by ARCO Murray Construction Company dated June 4, 2021, provided that the "Sales" area shall be modified as set forth in Figure 1 below; and further provided that Landlord shall expressly include the removal and replacement of the carpet in the "Sales" area of the Premises with alternative flooring selected (or approved) by Tenant.

Any additional improvements to the Premises made or desired by Tenant shall expressly comply in all respects with the terms of Exhibit "C" to this Lease.

Figure 1:



Tenant	Landlord

EXHIBIT B-1

ILLUSTRATION OF EXTERIOR FENCE


ECD WAREHOUSE
TRINITY INDUSTRIAL PARK
Fenced area + Gate Provided by Landlord

Tenant	Landlord
[initials]	[initials]

EXHIBIT "C"

TENANT IMPROVEMENTS

All other alterations and improvements other than the Landlord's Work shall be performed at Tenant's sole cost and expense and shall require Landlord's prior written consent. Landlord may impose any reasonable conditions upon consent that Landlord deems advisable. All construction and installation shall be completed in a good and workmanlike manner.

1. Tenant shall prepare and submit to Landlord all construction documents, including drawings, plans, specifications, and the construction contract. Tenant shall not make any improvements to the Premises without written approval of the construction documents by Landlord, which approval shall not be unreasonably withheld of delayed. Once written approval of Landlord has been obtained (such approved plans, the "Approved Plans"), Tenant shall not make any change in the construction documents without prior written consent of Landlord. Tenant shall comply with all land use, building, subdivision, zoning, pollution, and similar laws, rules and ordinances, and regulations promulgated by any governmental authority and applicable to the improvements on the Premises. Tenant shall obtain and deliver to Landlord the originals or certified copies of all building, zoning, use, environmental, and other permits.

2. All alterations and improvements made by or for Tenant shall remain the property of Tenant (exclusive of the Landlord's Work). Upon expiration of this Lease, Landlord has the option of requiring Tenant to remove the same and restore the Premises to the same condition as prior to the improvements (exclusive of the Landlord's Work). If Tenant does not do so, Landlord may keep the alterations, etc. and/or restore the Premises to its original condition. Tenant shall be responsible for all costs of same as well as any damage for any delay resulting from violation of this paragraph.

3. Tenant shall use contractors reasonably approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant warrants that all construction and improvements shall only be performed by contractors and subcontractors duly licensed.

4. Tenant shall permit Landlord, or its representatives, to enter on the Premises, inspect the improvements and all materials to be used in the construction and to examine all detailed plans and shop drawings that are or may be kept at the construction site. Tenant shall, upon demand of Landlord, correct any defect in the improvement or any material departure from the plans and specifications that was not approved by Landlord. Correction of any defects or departure shall include removal of all portions of the work that Landlord may reasonably determine to be unsound or improper.

5. Tenant shall make no additional alterations or improvements to the Premises without prior written consent of Landlord, which consent shall not be unreasonably withheld.

6. Tenant shall not undertake any alterations to the Premises which violate the ADA and Tenant shall indemnify and hold Landlord harmless from any and all claims, damages or suits that may be brought as a result of Tenant's alleged violation of the ADA resulting from Tenant's improvements.

Tenant	Landlord
SJT	NW

EXHIBIT D

BASE RENT

Base Rent Table

	Rent Charged from 3/1/22 to 7/1/2023				$ 394,967	$ 23,233.36
	Rent Charged from 8/1/22 to 7/1/2023				$ 364,067	$ 30,338.93
Square Feet	29,710					
		Base Rent				
		Per SF	Per Mo	OPEX*	Sales Tax	Total Rent*
Tenant Occupancy	3/1/2022	$ -	$ -	$ -	$ -	$ -
	4/1/2022	$ -	$ -	$0.00	$ -	$ -
	5/1/2022	$ 2.02	$ 5,000	$4,952	$ 348	$ 10,299.98
	6/1/2022	$ 2.02	$ 5,000	$4,952	$ 348	$ 10,299.98
	7/1/2022	$ 2.02	$ 5,000	$4,952	$ 348	$ 10,299.98
	8/1/2022	$ 2.02	$ 5,000	$4,952	$ 348	$ 10,299.98
	9/1/2022	$ 6.06	$15,000	$4,952	$ 698	$ 20,649.98
	10/1/2022	$10.10	$25,000	$4,952	$ 1,048	$ 30,999.98
Y	11/1/2022	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
e	12/1/2022	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
a	1/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
r	2/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
	3/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
1	4/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
	5/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
	6/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
	7/1/2023	$11.10	$27,482	$4,952	$ 1,135	$ 33,568.59
	Year 2	$11.54	$28,581	$5,100	$ 1,179	$ 34,860.08
	Year 3	$12.01	$29,724	$5,100	$ 1,219	$ 36,043.33
	Year 4	$12.49	$30,913	$5,100	$ 1,260	$ 37,273.92
	Year 5	$12.99	$32,150	$5,100	$ 1,304	$ 38,553.73
	Year 6	$13.50	$33,436	$5,100	$ 1,349	$ 39,884.73
	Year 7	$14.05	$34,773	$5,100	$ 1,396	$ 41,268.97
	Year 8	$14.61	$36,164	$5,100	$ 1,444	$ 42,708.58
	Year 9	$15.19	$37,611	$5,100	$ 1,495	$ 44,205.77
	Year 10	$15.80	$39,115	$5,100	$ 1,548	$ 45,762.85
	Year 11	$16.43	$40,680	$5,100	$ 1,602	$ 47,382.22

** **Note** – Operating Cost figures provided in the table above are for example purposes only, and will vary depending on the actual costs incurred, subject to Section 9 of this Lease.

Tenant	Landlord
[illegible]	[illegible]

EXHIBIT E

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and driveways and similar areas shall not be obstructed by Tenants or used for any purpose other than access to and from the Premises.

2. Tenant shall be responsible for the inappropriate use of any toilets, plumbing or other utilities. No foreign substances of any kind are to be inserted herein.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building, except of such color, size and style and in such places as shall be first approved in writing by Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building, after Tenant's improvements are completed, without Landlord's approval. No part of the Building shall be defaced by Tenants.

4. Tenants shall not do, or permit anything to be done, in or about the Premises, or bring or keep anything there, that will in any way increase the rate of fire or other insurance on the Building, or on property kept there, or obstruct or interfere with the rights of, or otherwise injure or annoy other Tenants, or do anything in conflict with the valid pertinent laws, rules or regulations of Landlord or any governmental authority.

5. Tenants shall *not* make or permit any improper noises in the Building, or otherwise interfere in any way with other Tenants, or persons having business with them.

6. Nothing shall be stored, swept or thrown outside the Premises. Tenants shall dispose of their own pallets off site. No birds or animals shall be brought into or kept in or about the Premises.

7. Tenant is to assume all risks of damage to articles moved in or out of Premises and injury to persons or public engaged or not engaged in such movement. This includes equipment, property and personnel. Landlord shall not be liable for acts of any persons engaged in, or any damage or loss to any of said property or persons resulting from, any act in connections with such.

8. No draperies, shutters or other window coverings shall be installed on exterior windows' walls or doors without Landlord's prior written approval. Landlord shall have the right to require installation and use of uniform coverings.

9. No portion of Tenant's area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

10. Landlord shall not be responsible for lost or stolen property, equipment, money or jewelry.

11. Parking shall be on a first-come first serve basis. Tenant shall reasonably endeavor not to not park in front of (or behind) other tenant's units. Vehicles must be currently licensed, registered and operational. No campers, boats, boat trailers, mobile homes, RV's or recreational vehicles shall be parked in the parking spaces without Landlord's prior written consent. Tenant shall be responsible for seeing that all its employees, agents and invitees comply with applicable parking rules, regulations, laws and agreements.

12. Landlord reserves the right to rescind any of these Rules and make such other further reasonable rules and regulations that Landlord shall from time to time believe conducive to the safety, protection, care and cleanliness of the Center, its operation, the preservation *of* good order, and the protection and comfort

Tenant	Landlord
SJT	[signature]

of its Tenants, their agents, employees and invitees, which Rules, when made and notice of them given to Tenant, shall be binding upon Tenant as if originally prescribed.

Tenant	Landlord
SJC	MD

EXHIBIT F

GUARANTY

KNOW ALL PERSONS BY THESE PRESENTS:

WITNESSETH:

WHEREAS, **HANOVER POINCIANA MCCLANE, LLC**, ("**Landlord**") has agreed to enter into a Lease dated of even date herewith (the "**Lease**") with **Humble Imports Inc.** ("**Tenant**") covering certain premises located at Trinity Industrial Center, Osceola County, Florida, as more particularly described in this Lease, which Lease is to be executed and dated as of the date hereof; and

WHEREAS, it is a condition to Landlord's entering into this Lease with Tenant each of Emily Humble, Thomas Humble, Scott Wallace and Elliot Humble, individually, jointly and severally (collectively, "**Guarantor**") of this Lease and unconditionally, individually, jointly and severally be liable for, and personally guarantee (a) the full and punctual payment of any and all Base Rent, Additional Rent and other sums of money required to be paid to Landlord by Tenant under this Lease, including, without limitation attorneys' fees; and (b) the performance of and compliance by Tenant with all of the covenants, conditions and agreements contained in this Lease; and

WHEREAS, Guarantor is materially benefited by the execution of this Lease by virtue of his relationship with Tenant and has agreed unconditionally to act as guarantor as aforesaid.

NOW, THEREFORE, in consideration of the premises, Ten Dollars ($10.00) cash in hand paid by Landlord to Guarantor, and other good and valuable consideration, receipt of which consideration is hereby acknowledged, and to induce Landlord to enter into this Lease as set forth above, Guarantor does hereby warrant, covenant and agree as follows:

Guarantor individually, jointly and severally hereby unconditionally guarantees to Landlord (and its successors and assigns) under this Lease and becomes surety for, the full and prompt payment of all sums due by Tenant under this Lease and the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant (or its successors and assigns). Guarantor hereby covenants and agrees to and with Landlord (and its successors and assigns) that if an Event of Default by Tenant (or its successors and assigns) shall occur at any time with respect to the payment of any such sums and charges payable by Tenant (or its successors and assigns) under this Lease, or if an Event of Default by Tenant (or its successors or assigns) shall occur with respect to the performance and observance of any of the covenants, terms, conditions or agreements contained in this Lease, and any such Event of Default is not cured within applicable notice and cure periods provided for in this Lease, if any, Guarantor will forthwith pay such sums and charges, and any arrears thereof, to Landlord (or its successors and assigns), and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and agreements, and will forthwith pay to Landlord all reasonable attorneys' fees (to the extent actually incurred), court costs, accounting fees, investigation costs and other disbursements incurred by Landlord (or its successors and assigns) by the enforcement of this Guaranty.

This Guaranty shall be enforceable against Guarantor without the necessity of any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant (or its successors and assigns) and without the necessity of any notice of nonpayment, nonperformance or nonobservance of any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise

Tenant	Landlord
ETH	JMO

be entitled, all of which Guarantor (for himself and his successors and assigns) hereby expressly waives. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant (or against Tenant's successors and assigns) of any of the rights or remedies reserved to Landlord pursuant to the provisions of this Lease or by relief of Tenant from any of Tenant's obligations under this Lease or otherwise by: (a) the release or discharge of Tenant in any creditors' proceedings, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant's said liability under this Lease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, as amended from time to time, or any other statute for the protection of creditors, or from the decision in any court enforcing or interpreting said laws; or (c) the rejection or disaffirmance of this Lease in any such proceedings. Subject to the following sentence, the execution and delivery of this Guaranty shall not be deemed to be a waiver by Guarantor of any valid defense that Tenant may have to the performance of the obligation for which enforcement of this Guaranty is sought. Nothing contained in the previous sentence shall be deemed to mean that any obligation of Guarantor is diminished, affected or impaired as a result of any discharge or similar relief of Tenant of its obligations under this Lease which arises out of any applicable bankruptcy, insolvency or other creditor protection proceedings.

This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, supplement, modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of this Lease, or by reason of any extension of time that may be granted by Landlord to Tenant (or its successors or assigns) or a changed or different use of the Premises consented to in writing by Landlord or otherwise, or by reason of any dealings or transactions or matters or things occurring between Landlord and Tenant, its successors and assigns, whether or not notice thereof is given to Guarantor; provided, however, that the obligations of Guarantor shall not exceed those of Tenant under this Lease except to the extent of attorneys' fees and other costs due by Guarantor hereunder in enforcing the obligations of Guarantor under this Guaranty, and except in any circumstance in which Tenant is discharged from liability under this Lease by any process other than a voluntary discharge by Landlord (which in any event must include an express discharge of Guarantor hereunder), including any discharges that may occur under any applicable bankruptcy, insolvency or other creditor protection proceedings.

For purposes hereof, the obligations of Guarantor hereunder shall be due and payable when due and payable under the terms of this Lease notwithstanding the fact that the collection or enforcement thereof as against Tenant may be stayed or enjoined under Title 11 of the United States Code or similar applicable law. This Guaranty is one of payment and performance and not of collection.

Guarantor expressly waives any and all defenses arising by reason of any failure to give notice of an Event of Default to Guarantor, any failure to pursue potential remedies with due diligence, any failure to resort to other security (including without limitation the Security Deposit described in this Lease) or other remedies available to Landlord under this Lease, any failure of Landlord to take any action to terminate this Lease, or to take possession of and relet the Premises for Tenant's account, and any and all defenses arising out of the guarantor-principal relationship, and the same shall not operate to release Guarantor from any of his undertakings as set forth herein. Guarantor hereby irrevocably waives any and all suretyship defenses, defenses that could be asserted by Tenant (except payment) and all other defenses that would otherwise be available to Guarantor. All payments by Guarantor pursuant to this Guaranty shall be made without setoff.

Tenant	Landlord

Landlord's consent to any assignment or assignments, and successive assignments by Tenant and Tenant's assigns of this Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor, except as specifically provided in this Lease.

The assignment by Landlord of this Lease, and/or the avails and proceeds thereof, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor hereunder. The term "Landlord" as used herein shall be deemed to include Landlord's successors. The term "Guarantor" as used herein shall be deemed to include Guarantor's heirs, successors and assigns. Notwithstanding the foregoing, Guarantor may not assign his rights nor delegate his obligations under this Guaranty, in whole or in part, without the prior written consent of Landlord, and any purported assignment or delegation absent such consent is void. This Guaranty shall remain in full force and effect notwithstanding (a) any assignment or transfer by Tenant of its interest in this Lease (in which case this Guaranty shall apply, from and after such assignment or transfer, to all of the obligations, liabilities and covenants of the assignee or transferee under this Lease) or (b) any assignment or transfer by Landlord of its interest in this Lease (in which case Guarantor's obligations under this Guaranty shall inure to the benefit of Landlord's assignee or transferee), in each case irrespective of whether Guarantor has notice of or consent to any such assignment or transfer.

All of Landlord's rights and remedies under this Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. The obligations of Guarantor hereunder shall not be released by Landlord's receipt, application or release of security given for the performance and observance of covenants and conditions required to be performed and observed by Tenant under this Lease (including without limitation the Security Deposit described in this Lease), nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant's assets.

Guarantor hereby represents and warrants to Landlord that this Guaranty (a) has been duly authorized, executed and delivered by Guarantor and (b) is a legal, valid and binding obligation of Guarantor.

Until all the covenants and conditions in this Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts or performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) waive any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts or performance in compliance with the obligations of Guarantor hereunder; and (c) subordinate any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under this Lease.

Notwithstanding any provisions of the Lease or this Guaranty to the contrary, in the event that no event of default shall have occurred pursuant to the Lease (beyond all applicable cure and grace periods) for a period commencing on the Lease Commencement Date and expiring at the conclusion of Lease Year #6 (the "Guaranty Expiration Date"), then this Guaranty shall be automatically released and shall terminate and expire with no further action on the part of Landlord or Tenant. In the alternative, in the event that an event of default shall have occurred beyond applicable cure and grace periods as evidenced by written notice of the same by Landlord to Tenant prior to the Guaranty Expiration Date, then this Guaranty shall remain in full force and effect for the duration of the term of the Lease without any further action required on the part of the Landlord.

Tenant	Landlord

This Guaranty, and Guarantor's obligations hereunder, shall be governed by and construed under the laws of the State of Florida.

Guarantor hereby represents and warrants that the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

If any term or provision of this Guaranty or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

Capitalized terms not defined herein shall have the meanings ascribed thereto in this Lease. This Guaranty may be executed in any number of counterparts, each of which, when attached hereto, shall constitute a fully and originally executed document. Electronic signatures, or original signatures transmitted via electronic means, shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF Guarantor has executed this Guaranty under seal this _____ day of _______________, 2021.

GUARANTOR:

____
Emily Humble

Address: 141 EASTPARK DRIVE
CELEBRATION, FL, 34747

____
Thomas Humble

Address: 141 EASTPARK DRIVE
CELEBRATION, FL, 34747

____
Scott Wallace

Address: 10339 ATWATER BAY DR. WINTER GARDEN FL 34787
____

Tenant	Landlord
SW	MW

Elliot Humble

Address: 822 HACKETT CT, MOUNT DORA, FLORIDA, 32757

Tenant	Landlord
EH	[illegible]

EXHIBIT G

SIGNAGE LOCATIONS



Tenant	Landlord
TP	MW

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this "Amendment") is made this 15th day of July, 2022, by and between Hanover Poinciana McClane, LLC, a Florida limited liability company ("Landlord"), and Humble Imports Inc., a Florida corporation ("Tenant").

WHEREAS, Landlord and Tenant previously entered into that certain Lease (Trinity Industrial Center) dated as of August 11, 2021 regarding the Premises more particularly set forth therein (the "Lease"); and

WHEREAS, Landlord and Tenant desire to memorialize the Commencement Date and modify certain terms and provisions of the Lease as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows.

1. Recitals; Defined terms. The above recitals are true and correct and are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

2. Correction in Tenant D/B/A Entity. With reference to the introductory paragraph of the Lease, the "d/b/a" entity for Tenant is amended and restated to be "ECD Auto Design" for all purposes pursuant to the Lease.

3. Confirmation of Commencement Date. For all purposes pursuant to the Lease, the Commencement Date is July 1, 2022. Tenant hereby acknowledges that (i) Tenant is in possession of and has accepted the Premises, (ii) all of the work to be performed by Landlord as required by the terms of the Lease has been completed and deemed satisfactory to Tenant, (iii) Tenant has no claim or action under the Lease or against the Landlord whatsoever, and (iv) Tenant hereby confirms that there is no default or breach under the Lease on the part of Landlord. Exhibit D to the Lease and amended and restated for all purposes pursuant to the Lease with the attached "Replacement Exhibit D", which updates the Rent schedule with reference to the Commencement Date as set forth herein. The expiration of the Initial Term of the Lease is November 30, 2033.

4. Effect of Amendment. Except as modified hereby, the Lease remains unmodified and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date first set forth above.

LANDLORD:

Hanover Poinciana McClane, LLC,
a Florida limited liability company

By: ______________________
Print Name: Andrew J. Orosz
Title: Vice President

Date: July 15, 2022

TENANT:

Humble Imports Inc.,
a Florida corporation

By: ______________________
Print Name: ELLIOT HUMBLE
Title: OWNER

Date: July 14, 2022

REPLACEMENT EXHIBIT D

Square Feet	29,710					
		Base Rent				
		Per SF	Per Mo	OPEX*	Sales Tax	Total Rent*
Tenant Occupancy	7/1/22	$ -	$ -	$ 6,086	$ 426	$ 6,511.59
	8/1/22	$ -	$ -	$ 6,086	$ 426	$ 6,511.59
	9/1/22	$ 2.02	$ 5,000	$ 6,086	$ 776	$ 11,861.59
	10/1/22	$ 2.02	$ 5,000	$ 6,086	$ 776	$ 11,861.59
	11/1/22	$ 2.02	$ 5,000	$ 6,086	$ 776	$ 11,861.59
	12/1/22	$ 2.02	$ 5,000	$ 6,086	$ 776	$ 11,861.59
	1/1/23	$ 6.06	$ 15,000	$ 6,086	$ 1,476	$ 22,561.59
	2/1/23	$ 10.10	$ 25,000	$ 6,086	$ 2,176	$ 33,261.59
Y	3/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
e	4/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
a	5/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
r	6/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
	7/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
1	8/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
	9/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
	10/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
	11/1/23	$ 11.10	$ 27,482	$ 6,086	$ 2,350	$ 35,917.06
	Year 2	$ 11.54	$ 28,581	$ 6,086	$ 2,427	$ 37,093.28
	Year 3	$ 12.01	$ 29,724	$ 6,086	$ 2,507	$ 38,316.55
	Year 4	$ 12.49	$ 30,913	$ 6,086	$ 2,590	$ 39,588.75
	Year 5	$ 12.99	$ 32,150	$ 6,086	$ 2,676	$ 40,911.83
	Year 6	$ 13.50	$ 33,436	$ 6,086	$ 2,766	$ 42,287.84
	Year 7	$ 14.05	$ 34,773	$ 6,086	$ 2,860	$ 43,718.89
	Year 8	$ 14.61	$ 36,164	$ 6,086	$ 2,957	$ 45,207.19
	Year 9	$ 15.19	$ 37,611	$ 6,086	$ 3,059	$ 46,755.01
	Year 10	$ 15.80	$ 39,115	$ 6,086	$ 3,164	$ 48,364.75
	Year 11	$ 16.43	$ 40,680	$ 6,086	$ 3,274	$ 50,038.87

[Note – The Operating Expense figures provided in the table above are for example purposes only, and will vary depending on the approved budget for each Lease Year as set forth in the Lease.]